UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bach-Hauser, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State of Incorporation)	88-0390697 (I.R.S. Employer ID No.)

3675 Pecos-McLeod, Suite 1400 Las Vegas, NV (Address of Principal Executive Offices)	89121 (Zip Code)

Legal and Consulting Plan
(Full title of the Plan)

Chapman & Flanagan, Ltd., 2080 E. Flamingo Rd., Suite 112, Las Vegas, NV 89119
(Name and address of agent for service)

(702) 650-5660
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Aggregate Offering Price	Amount of Registration Fee
Common Stock	16,000,000 Shares	$0.38	$6,080,000.00	$1,605.12

(1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rules 457(c) and 457(h) promulgated pursuant to the Securities Act of 1933. The Offering Price is estimated as the average of the bid and asked prices on September 7, 2000.

Part I
Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The Company is offering shares of its common stock to various individuals for legal and consulting services performed on the Company's behalf. This issuance of shares is being made pursuant to Legal and Consulting Plans (the "Plan") adopted by the Board of Directors on various dates. The Board has equated this number of shares to the value of the legal or consulting services provided or to be provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA. The following individuals will receive the number of shares listed next to their names:

Roy Khan James Wilgar Joe Renda Steve Cohen Howard Weinstein Steve Pelosini Sandy DaCosta Emmanuel Dimitraklas Richard W. Sonberg Mary Webster Tom Letros Kypros Perikleous	2,000,000 shares for consulting services
2,000,000 shares for consulting services
1,000,000 shares for consulting services
1,500,000 shares for consulting services
1,000,000 shares for consulting services
1,000,000 shares for consulting services
1,500,000 shares for consulting services
2,000,000 shares for consulting services
250,000 shares for consulting services
250,000 shares for consulting services
1,500,000 shares for consulting services
2,000,000 shares for consulting services

Item 2. Registrant Information and Employee Plan Annual Information

The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

Part II
Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following are hereby incorporated by reference:

The registrant's Articles of Incorporation as filed with the Amended Form 10-SB on August 13, 1999.

The registrant's By-Laws as filed with the Amended Form 10-SB on August 13, 1999.

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration documents referred to above.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interest of Named Experts and Counsel.

The shares being registered herein are being issued to the Registrant's attorneys for services provided to the Registrant. Neither the Registrant's Accountants nor any other experts named in the registration statement has any equity or other interest in the Registrant.

Item 6. Indemnification of Directors and Officers.

The Company and its affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud, or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising from their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud, or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws.

The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Company has failed or refused to observe the law.

Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The rights of common shareholders are defined in the Registrant's Articles of Incorporation which have been incorporated into this Registration Statement by reference (see Item 3, Part II). The Registrant does not intend for this Plan to be qualified under ERISA, and does not, therefore, intend to comply with the terms of ERISA.

Item 9. Undertaking.

The registrant makes the following undertakings:

(a) 1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling personas of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding ) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Cayuga, Ontario, Canada on September 11, 2000.

(Registrant) Bach Hauser, Inc.

By (Signature and Title) Peter Preston, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Peter Preston Peter Preston	President, Director	Sept. 11, 2000

/s/ Fern Hill Fern Hill	Secretary, Treasurer, Director	Sept. 11, 2000

PART III

INDEX TO EXHIBITS

EXHIBIT NUMBER	EXHIBIT
5 10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8 10.9 10.10 10.11 23	Opinion re: Legality
Consulting Agreement for Roy Khan
Consulting Agreement for James Wilgar
Consulting Agreement for Joe Renda
Consulting Agreement for Steve Cohen and Howard Weinstein
Consulting Agreement for Steve Pelosini
Consulting Agreement for Sandy DaCosta
Consulting Agreement for Emmanuel Dimitraklas
Consulting Agreement for Richard W. Sonberg
Consulting Agreement for Mary Webster
Consulting Agreement for Tom Letros
Consulting Agreement for Kypros Perikleous
Consent of Independent Certified Public Accountants